Ferring Pharmaceuticals, Inc.
4 Gatehall Drive, 3rd Floor
Parsippany, NJ  07054

March ___, 2009

Vyteris, Inc.
13-01 Pollit Drive
Fair Lawn, NJ   07410

Ladies and Gentlemen:

Ferring Pharmaceuticals, Inc., a Delaware corporation (“Ferring”), Vyteris, Inc., a Delaware corporation (“Vyteris”), and Vyteris, Inc., a Nevada corporation (“Parent”) hereby agree as follows:

1.     License Agreement.   Reference is hereby made to the License and Development Agreement dated as of September 27, 2004, as amended, between Ferring and Vyteris (the “License Agreement”).

(a)           Attached hereto as Schedule 1 is a draft of the calendar year 2009 “patch development budget” provided by Vyteris to Ferring pursuant to Section 2.04 of the License Agreement (the “2009 Patch Development Budget”).  Promptly following the execution and delivery of this letter agreement, Vyteris and Ferring shall agree upon a final 2009 Patch Development Budget.  The existing 50/50 sharing arrangement with respect to annual development costs incurred to carry out the Development Plan described in the License Agreement shall remain in place.  However, solely with respect to up to $6,600,000 of the 2009 Patch Development Budget, Ferring agrees that, subject to adequate confirmation and approval by Ferring, in its sole reasonable discretion, regarding the use of such funds consistent with the Development Plan, Ferring shall pay half of such budgeted amount ($3,300,000) in full first.  With respect to each such payment made by Ferring with respect to calendar year 2009 (including, without limitation, prior to the execution of this letter agreement) in excess of the amounts due in accordance with the original 50/50 sharing arrangement (the “Excess Amounts”), Ferring shall be deemed to have paid such Excess Amounts on account of and on behalf of Vyteris’s obligation under the existing 50/50 sharing arrangement; and such Excess Amounts shall be deemed loans by Ferring to Vyteris (which loans Vyteris shall repay to Ferring (i) by making payment, on account of and for the benefit of Ferring, of Ferring’s 50/50 sharing obligation with respect to the second half of such $6,600,000 ($3,300,000) of such Development Costs, but in any event, no later than December 31, 2009, or (ii) if earlier, upon the termination of the License Agreement or the breach by Vyteris or Parent of the License Agreement, the Supply Agreement (as defined below), the Technical Agreement (as defined below), or any of the Transaction Documents (as defined below).  In connection therewith, Vyteris shall invoice Ferring on a semi-monthly basis based on actual costs incurred during the prior semi-monthly period.  All such payments shall continue to be subject to year-end reconciliation and the other provisions set forth in Section 2.04 of the License Agreement.  With respect to any amounts in the final 2009 Development Patch Development Budget in excess of $6,600,000, such amounts shall be paid after Ferring and Vyteris pay the amounts set forth in this paragraph (and the original 50/50 sharing arrangement shall apply with respect thereto).

(b)           Section 5.05(b) of the License Agreement is hereby amended and restated to read in its entirety as follows:

“In each subsequent twelve month period, the revenue share percentage that shall be paid by Ferring to Vyteris shall be as follows:

•	*% of the first $100 million of Net Sales during such period;

•	*% of Net Sales between $100-200 million during such period; and

•	*% of Net Sales exceeding $200 million in each such period.”

(c)           Except as set forth above, the License Agreement shall remain in full force and effect.

2.           Supply Agreement.  Reference is hereby made to the Supply Agreement dated September 27, 2004, as amended, between Ferring and Vyteris the (“Supply Agreement”) and the Technical Agreement entered into by and between Ferring and Vyteris in connection with (the “Technical Agreement”).

(a)           The following is hereby added as a new Section 8.5 of the Supply Agreement:

“At Ferring's expense, Vyteris hereby agrees that it shall permit a Ferring manufacturing/production employee or representative to be onsite at Vyteris’s Fair Lawn, New Jersey facility during calendar year 2009, at such times as are reasonably requested by Ferring, for observation and review purposes solely with respect to activities related to Ferring.  With respect to such observation and review, the provisions of Article 6 of this Agreement (Confidentiality) shall apply.  During calendar years 2009 and 2010, Ferring agrees that it shall not directly solicit for employment any employee of Vyteris whom Ferring is first introduced to directly as a result of the exercise by Ferring of such observation and review rights.”

(b)           Except as set forth above, the Supply Agreement and the Technical Agreement shall remain in full force and effect.

3.             PMK150.

(a)           Attached hereto as Schedule 2 is a description of machinery commonly referred to as PMK150 and used by Vyteris in connection with its performance of its obligations pursuant to the License Agreement and Supply Agreement (together with all replacement and spare parts and accessories, the “PMK150”).  Vyteris hereby represents and warrants to Ferring that there are no manufacturer or other warranties in favor of Vyteris and/or its affiliates relating to the PMK150.

* confidential treatment requested.

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(b)           Vyteris and Parent hereby, jointly and severally,  represent and warrant to Ferring that (i) Vyteris owns all good and marketable right, title and interest in and to the PMK150, free and clear of any and all liens, security interests, pledges, attachments, mortgages, charges, claims, conditions or other similar encumbrances or restrictions of any kind, including, without limitation, any conditional sale agreement or other title retention agreement (collectively, “Liens”), except for the Lien in favor of Spencer Trask Specialty Group (“Spencer Trask”); and upon execution and delivery of the Bill of Sale (as defined below), Ferring shall acquire all absolute unconditional right, title and interest in and to the Purchased Assets (as defined below), free and clear of all Liens (i.e., Spencer Trask shall release its Lien); (ii) the PMK150 conforms to the specifications set forth on Schedule 2 hereto and is in good working order and operating condition, free of any material defects (latent and otherwise); (iii) the PMK150 complies in all material respects with all applicable requirements of all applicable and relevant occupational safety and health laws and the regulations promulgated thereunder; and (iv) the PMK150 is located at the facilities of Vyteris located at 13-01 Pollit Drive, Fair Lawn, New Jersey.

(c)           Vyteris and Parent hereby, jointly and severally, represent and warrant to Ferring that (i) Vyteris is a wholly-owned subsidiary of Parent, that Parent is a holding-company without operations other than as relate to its ownership of Vyteris, and that Parent’s only asset is its capital stock of Vyteris; and (ii) except as set forth on Schedule 3, there is no actual or threatened claim, lawsuit, action or proceeding against or involving Vyteris or Parent.

(d)           Simultaneously with the execution and delivery of this letter agreement, Vyteris and Ferring shall enter into an Assignment and Bill of Sale in the form attached hereto as Exhibit A (the “Bill of Sale”) pursuant to which Vyteris shall sell and assign to Ferring, and Ferring shall purchase from Vyteris, the PMK150 and all related records, documentation and warranties (collectively, the “Purchased Assets”), free and clear of all Liens.  The Bill of Sale is hereby incorporated by reference into this Agreement as if fully set forth herein.

(i)            The purchase price to be paid by Ferring to Vyteris for the Purchased Assets is One Million Dollars ($1,000,000) (the “Purchase Price”) and shall be paid by Ferring to Vyteris as follows:

(a)           credit for the principal amounts owed by Vyteris to Ferring pursuant to (i) the Promissory Note dated July 8, 2008 made by Parent, as nominee and agent for Vyteris, to Ferring in the original principal amount of $50,000 (the "$50,000 Note") (which principal amount equals $50,000), and (ii) the Promissory Note dated December 15, 2008 made by Parent, as nominee and agent for Vyteris, to Ferring in the original principal amount of $200,000 (the "$200,000 Note") (which principal amount equals $200,000) are hereby credited in full against the Purchase Price;

(b)           Ferring shall make a payment to Vyteris in the amount of $250,000 on the date hereof; and

(c)           On April 30, 2009, Ferring shall make a payment to Vyteris in the amount of (i) $500,000, less credit for (ii) interest payments owed by Vyteris to Ferring pursuant to the (A) the $50,000 Note; (B) the $200,000 Note; and (C) the Promissory Note dated July 8, 2008 made by Parent, as nominee and agent for Vyteris, to Ferring in the original principal amount of $2,500,000 (the “$2,500,000 Note”).

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(ii)           The parties hereby acknowledge and agree that the loans made by Ferring and represented by the $50,000 Note, the $200,000 Note and the $2,500,000 Note were each made by Ferring to Parent, as nominee and agent for Vyteris.  The parties hereby acknowledge and agree that the Purchase Price constitutes the Fair Market Value of the Purchased Assets.  As used in this letter agreement, the “Fair Market Value” means the price determined by the parties to be the price which a willing buyer would pay for assets in an arm’s length transaction to a willing seller who is under no compulsion to sell such assets.

(iii)          The Parties hereby acknowledge and agree that, in accordance with Section 4 of the $2,500,000 Note, Ferring has elected to offset the principal amount due by Ferring thereunder against the $2,500,000 payment due by Ferring pursuant to Section 5.02(ii) of the License Agreement.

(e)           Simultaneously with the execution and delivery of this letter agreement, Vyteris and Ferring shall enter into an Equipment Lease Agreement in the form attached hereto as Exhibit B (the “Equipment Lease”) pursuant to which Ferring shall lease to Vyteris the Purchased Assets.   As set forth in the Equipment Lease, in lieu of Vyteris paying the lease payments to Ferring in cash, at Ferring’s option Ferring shall receive a dollar-for-dollar credit against, at Ferring’s option, (i) the option exercise price described below with respect to the PMK300, and/or (ii) amounts due by Ferring to Vyteris pursuant to the License Agreement (e.g., milestone payments), the Supply Agreement and/or any other agreement between the parties.  The Equipment Lease is hereby incorporated by reference into this Agreement as if fully set forth herein.  General terms shall include, without limitation, lease payments of $1000 per month, a term of 10 years and covenants by Vyteris to maintain the Equipment in proper working order.  Without otherwise limiting the provisions of the Section 6(b) of the Equipment Lease, the insurance referred to in Section 6(b) of the Equipment Lease shall include the insurance set forth on Schedule 3(a) attached hereto.

4.             PMK300.

(a)           Attached hereto as Schedule 4 is a description of a piece of machinery commonly referred to as PMK300 (together with all replacement and spare parts and accessories, the “PMK300”).  There are no manufacturer and other warranties in favor of Vyteris and/or Parent relating to the PMK300.

(b)           Vyteris and Parent hereby, jointly and severally, represent and warrant to Ferring that (i) Vyteris owns all good and marketable right, title and interest in and to the PMK300, free and clear of any and all Liens; and upon consummation by Ferring of the transactions contemplated by the Option (as defined below), Ferring shall acquire all absolute unconditional right, title and interest in and to the PMK300 Assets (as defined below), free and clear of all Liens; (ii) the PMK300 conforms to the specifications: set forth on Schedule 4 hereto and is in good working order and operating condition, free of any material defects (latent and otherwise); (iii) the PMK300 complies in all material respects with all applicable requirements of all applicable and relevant occupational safety and health laws and the regulations promulgated thereunder; and (iv) the PMK300 is located at the facilities of Herro Hoeflinger Harro Höfliger Verpackungsmaschinen GmbH, Werk Satteldorf, Industriestraße 6, 74589 Satteldorf, GERMANY.

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(c)           Vyteris hereby grants to Ferring the right to purchase the PMK300 and all related records, documentation and warranties (collectively, the “PMK300 Assets”), free and clear of all Liens (the “Option”).   In order to exercise the Option, Ferring shall notify Vyteris in writing, prior to the expiration of the Option Period (as defined below), that Ferring desires to exercise the Option, in which case the parties shall promptly negotiate and enter into a purchase agreement and other related documents (including, without limitation, transfer documents and a legal opinion in favor of Ferring) in connection therewith.  As used herein, the “Option Period” means the period of time beginning on the date of this letter agreement and ending on the second anniversary of the letter agreement.

(i)           The option exercise price to be paid by Ferring to Vyteris shall be in an amount and upon payment terms mutually agreed upon by the parties in good faith.

(ii)           Vyteris hereby covenants and agrees that during the Option Period (and, if Ferring exercises the Option, until such time as Ferring and Vyteris consummate the sale by Vyteris to Ferring of the PMK300 Purchased Assets), the representations and warranties set forth in paragraph 4(b) shall remain true and accurate in all respects and Vyteris shall maintain the insurance listed on Schedule 5 attached hereto.

5.             Representations and Warranties.  Vyteris and Parent, jointly and severally, hereby represent and warrant to Ferring, and Ferring hereby represents and warrants to Vyteris that:

(a)           It is duly and validly existing under the laws under which it was organized and is qualified and in good standing in the State of New Jersey; except that, with respect to Parent, Vyteris and Parent represent and warrant that Parent is not in good standing in the State of New Jersey, that Parent is not “doing business” in the State of New Jersey and that such failure of Parent to be in good standing is not in violation or contrary to any law or regulation.  It has the requisite power and authority to execute, deliver and perform this letter agreement and all of the other documents and instruments executed and delivered by it in accordance herewith (collectively with this letter agreement, the “Transaction Documents”).  It has obtained all necessary authorizations to approve the execution, delivery and performance by it of each of the Transaction Documents to which it is a party.  Each of the Transaction Documents to which it is a party has been duly executed and delivered by it.

(b)           Each of the Transaction Documents to which it is a party is its legal, valid and binding obligation, enforceable against it in accordance with its terms.  The execution, delivery and performance of each of the Transaction Documents to which it is a party does not and will not, under any circumstance whatsoever: (i) conflict with, constitute a default, or result in a default or other breach of or under the certificate of incorporation or bylaws of such party or any agreement to which such party is a party or by which it or its assets is bound; (ii) permit any entity or individual to either terminate or to accelerate any liability or other obligation, or to impose any penalty under or to otherwise modify, or exercise rights under, or cancel or require any notice under, or otherwise violate any  agreement to which such party is a party or by which it or its assets is bound; or (iii) otherwise result in a Lien, except for Liens in favor of Ferring as contemplated by the Transaction Documents.

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(c)           No governmental or other authorization, approval or other consent of any kind or nature by or on behalf of such party is required arising out of or otherwise relating to the execution, delivery or performance of the Transaction Documents to which it is a party and such party is not prohibited by any law from consummating the transactions contemplated by any of the Transaction Documents to which it is a party.  No litigation or other proceeding is pending against it that questions the validity of any of the Transaction Documents or any transaction contemplated thereby.

6.             Indemnification; Security Interests; Subordination; Additional Agreements.

(a)           Vyteris and Parent, jointly and severally, hereby agree to indemnify and hold harmless (and at the request of Ferring, defend) Ferring and its parent and other affiliates and their respective successors and permitted assigns, and the officers, directors, managers, employees, members, partners, stockholders, agents and representatives of each of the foregoing (collectively, the “Buyer Indemnitees”), from and against, and shall pay to the Buyer Indemnitees the amount of, any and all liabilities, losses, damages, expenses (including, without limitation, reasonable attorneys’ fees), causes of action, suits, claims or judgments arising from, resulting from or based upon (i) any breach of or inaccuracy in the representations and warranties of Vyteris and/or Parent contained in any of the Transaction Documents, the License Agreement, the Supply Agreement and/or the Technical Agreement, (ii) any breach of the covenants or agreements of Vyteris and/or Parent contained in any of the Transaction Documents, the License Agreement, the Supply Agreement and/or the Technical Agreement, or (iii) the actual or alleged use, operation, delivery or transportation of the Purchased Assets (and, if Ferring exercises, the Option, the PMK300 Assets) prior to the sale and assignment thereof to Ferring pursuant to the Transaction Documents or while Vyteris and/or Parent otherwise has possession or control thereof.

(b)           To secure the obligations of Vyteris pursuant to the existing and new agreements between the parties, Vyteris shall grant to Ferring a security interest in all of the assets of Vyteris (including, without limitation, the PMK300 machinery and the Product (as defined in the License Agreement), work in process supplies, inventories, machinery and equipment); provided, however, that with respect to patent rights, such collateral shall only include the patents and patent applications (i) referred to in the License Agreement, (ii) made, created, developed or reduced to practice in connection with the License Agreement, and (iii) any other patents and patent applications owned or controlled by Vyteris and necessary, useful or desirable to Ferring’s manufacture, marketing, sale testing, development or use of the Product, including, without limitation the patents and patent applications listed on Schedule 6 attached hereto, together with certain other assets, all as more fully described in the Vyteris Security Agreement (as defined below).  In furtherance thereof, simultaneously with the execution and delivery of this letter agreement, Vyteris shall execute and delivery to Ferring a Security Agreement in the form attached hereto as Exhibit C (the “Vyteris Security Agreement”) and any other UCC-1 statements, collateral assignments of patents and other documents reasonably requested by Ferring.  The Vyteris Security Agreement is hereby incorporated by reference into this Agreement as if fully set forth herein.   Additionally, Vyteris shall, upon the request of Ferring at any time on the date hereof or thereafter, take all steps that Ferring deems advisable or necessary in order for Ferring to obtain and/or perfect its security interest (including, at the request of Ferring, that Vyteris shall execute appropriate German security documents, move the PMK300 machinery to the United States and/or obtain a legal opinion, from a law firm and in form satisfactory to Ferring, with respect to such perfection).  The German security documents shall substantially conform to the draft security transfer agreement (Sicherungsübereignungsvertrag) attached hereto as Exhibit G and shall be executed by the parties (including Spencer Trask) within twenty (20) bank working days from the execution and delivery of this Letter Agreement.  The German security documents shall form an integral part of the Vyteris Security Agreement and their content shall be incorporated in full into the Vyteris Security Agreement by way of reference.  Vyteris shall pay all costs and expenses incurred by Ferring in connection with perfecting its security interest (including, without limitation, all costs and expenses of German legal counsel).   The Vyteris Security Agreement shall terminate on the Security Interest Termination Date (as defined in the Vyteris Security Agreement).

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(c)           To secure the obligations of Parent pursuant to the existing and new agreements between the parties, Parent shall grant to Ferring a security interest in all of the assets of Parent.  In furtherance thereof, simultaneously with the execution and delivery of this letter agreement, Parent shall execute and delivery to Ferring a Parent Security Agreement in the form attached hereto as Exhibit D (the “Parent Security Agreement”) and any other UCC-1 statements and other documents reasonably requested by Ferring.  The Parent Security Agreement is hereby incorporated by reference into this Agreement as if fully set forth herein.   Additionally, Parent shall, upon the request of Ferring at any time on the date hereof or thereafter, take all steps that Ferring deems advisable or necessary in order for Ferring to obtain and/or perfect its security interest.  Parent and/or Vyteris shall pay all costs and expenses incurred by Ferring in connection with perfecting its security interest.  The Parent Security interest shall terminate on the Security Interest Termination Date.

(d)           Simultaneously with the execution and delivery of this letter agreement, Spencer Trask shall fully release and discharge all Liens with respect to the PMK150, and (ii) enter into a Subordination and Agreement in the form attached hereto as Exhibit E.  Additionally, immediately prior to consummation of the transactions contemplated by exercise by Ferring of the Option, Spencer Trask shall fully release and discharge all Liens with respect to the PMK300.  In connection with the foregoing, Spencer Trask hereby shall authorize Ferring to take any and all actions (including, as appropriate, filing UCC-3 termination statements) necessary or desirable, as determined by Ferring in good faith.

(e)           Simultaneously with the execution and delivery by the parties of this letter agreement, Vyteris shall deliver to Ferring the legal opinion of Jolie Kahn, Esq., counsel to Vyteris, in form and substance satisfactory to Ferring, in the form attached hereto as Exhibit F.

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(f)           Until the Security Interest Termination Date, Vyteris nor Parent may not make any payments to any related party shareholders or entities controlled by related party shareholders (“related party shareholder” is defined as those shareholders listed on Schedule 8 attached hereto), except for (i) compensation under existing employment agreements and consulting fees payable to officers and a certain corporate director at rates no greater than the rates in effect on January 1, 2009 and otherwise upon terms no more favorable to such officers and director than under past practices, and compensation paid to Parent’s Board of Directors pursuant to arrangements in effect either pursuant to the existing Board compensation plan or otherwise as in effect on January 1, 2009, and (ii) amounts pre-approved by Ferring in writing, in each instance, in Ferring’s sole discretion.

(g)          Notwithstanding anything contained in the Vyteris Security Agreement to the contrary, Ferring hereby agrees that if, and only if, (i) Ferring has confirmed in writing that neither Vyteris nor Parent has breached or defaulted under or with respect to (nor has Ferring alleged in good faith that such breach or default has occurred under or with respect to) any of the Transaction Documents, the License Agreement, the Supply Agreement and/or the Technical Agreement, and (ii) Spencer Trask has reaffirmed in writing (in form and substance reasonably satisfactory to Ferring in its sole discretion) that the Subordination and Agreement remains in full force and effect, Ferring shall (A) allow Vyteris to grant or allow the imposition of a lien or security interest upon the Collateral (as defined in the Vyteris Security Agreement) in connection with the making of loans to Vyteris by one or more New Third Party Lenders, and (B) subordinate its liens and security interests created by the Vyteris Security Agreement to such New Third Party Lenders to the extent that the value of the Collateral (as defined in the Vyteris Security Agreement) at the time or times that Ferring exercises its rights and remedies pursuant to the Vyteris Security Agreement (as determined by Ferring in its sole discretion good faith) exceeds $3,300,000; it being understood and agreed that Ferring’s liens and security interests shall remain senior to the New Third Party Lenders with respect to at least $3,300,000 of value of the Collateral.  In connection with the foregoing subordination, Ferring agrees to execute a subordination agreement with New Third Party Lenders in form and substance reasonably satisfactory to Ferring in its sole discretion.  As used herein, a “New Third Party Lender” means a third party accredited investor and/or financial institution (but not Spencer Trask) that is not affiliated in any way with Vyteris, Parent, Spencer Trask or any related party shareholders or entities controlled by related party shareholders (as described in paragraph 6(f) above).

(h)           So long the License Agreement and/or the Supply Agreement is in effect, Ferring shall receive notice of all regularly scheduled and unscheduled meetings of the Board of Directors of Vyteris and Parent, and subject to having designated an observer (which may be only one person and not subject to change unless the designated person is no longer employed or retained by Ferring), who has signed Vyteris’s and Parent's standard nondisclosure agreement (of which Ferring shall not be a third party beneficiary), such observer may attend Vyteris’s and Parent's regularly scheduled and unscheduled meetings of its Board of Directors and shall receive the materials distributed or made available to the voting members of the Board in connection with such meetings; provided, however, that such observer shall not have a right to vote or otherwise pass on any matters brought to the attention of the Board at such meetings, and such observer shall be excluded from any discussions regarding any matters related to Ferring.

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7.             Miscellaneous.

(a)           Each of the Transaction Documents shall be governed by and construed in accordance with the laws of the State of New Jersey without giving effect to conflicts of law principles.

(b)           Each of the Transaction Documents may be executed in counterparts and delivered by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The parties hereby submit to the exclusive jurisdiction of the state and federal courts located in the City of Newark, State of New Jersey for the sole purpose of the Transaction Documents and any controversy arising thereunder. VYTERIS AND FERRING EACH WAIVE THEIR RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING FROM THE TRANSACTION DOCUMENTS.

(c)           Vyteris and Parent shall execute and deliver to Ferring, upon Ferring’s request, such instruments and assurances as Ferring deems necessary or advisable in order to consummate the transactions contemplated by the Transaction Documents.  At request of Ferring, Vyteris shall execute, or join Ferring in executing, financing statements pursuant to the Uniform Commercial Code or comparable statute, rule or regulation.

(d)           All notices under any of the Transaction Documents shall be delivered by facsimile (confirmed by overnight delivery) or by overnight delivery with a reputable overnight delivery service, to the address of the respective parties set forth above.  Notices shall be effective on the day following the date of transmission if sent by facsimile, and on the business day following the date of delivery to the overnight delivery service if sent by overnight delivery.  A party may change its address listed above by notice to the other party given in accordance with this section.

(e)           The parties hereto acknowledge that the Transaction Documents set forth the entire agreement and understanding of the parties and supersedes all prior written or oral agreements or understandings with respect to the subject matter thereof.  No modification of any of the terms of any of the Transaction Documents shall be deemed to be valid unless in writing and signed by an authorized agent or representative of both parties hereto.  No course of dealing or usage of trade shall be used to modify the terms and conditions therein.  A waiver of a default shall not be a waiver of any other or a subsequent default.

(f)           Each of the Transaction Documents is binding upon, and inures to the benefit of, the parties hereto and their respective administrators, successors and assigns.  Neither Vyteris nor Parent may assign or otherwise transfer (by assignment, stock sale, merger or otherwise) any of the Transaction Documents without the prior written consent of Ferring.  Each provision of each of the Transaction Documents shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of the applicable Transaction Documents which are valid.

[Signature Page Follows]

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Please confirm your agreement to the foregoing by executing the enclosed duplicate original of this letter in the space provided below and returning it to Ferring.

FERRING PHARMACEUTICALS, INC.

By:	/s/ Wayne C. Anderson
Name: Wayne C. Anderson
Title: President and CEO

ACCEPTED AND
AGREED TO:

VYTERIS, INC., a Delaware corporation

By:	/s/ Haro Hartounian
Name: Haro Hartounian
Title: Chief Executive Officer

ACCEPTED AND AGREED TO:

VYTERIS, INC., a Nevada corporation

By:	/s/ Haro Hartounian
Name: Haro Hartounian
Title: Chief Executive Officer

SCHEDULES AND EXHIBITS

Schedule 1	2009 Patch Development Budget
Schedule 2	Description of PMK150
Schedule 3	Claims, Lawsuits, Actions
Schedule 3(a)	PMK150 Insurance
Schedule 4	Description of PMK300
Schedule 5	PMK300 Insurance
Schedule 6	Certain Patent Rights
Schedule 7	Materials and Supplies
Schedule 8	Related Parties

Exhibit A	Form of Bill of Sale
Exhibit B	Form of Equipment Lease
Exhibit C	Form of Vyteris Security Agreement
Exhibit D	Form of Parent Security Agreement
Exhibit E	Form of Subordination of Agreement
Exhibit F	Form of Legal Opinion
Exhibit G	Draft German Security Transfer Agreement

Schedule 1    Draft 2009 Patch Development Budget

See Attached

Schedule 2    Description of PMK150

See attached

Schedule 3    Claims, Lawsuits, Actions

See Attached

Schedule 3(a)    PMK150 Insurance

See Attached

Schedule 4    Description of PMK300

See Attached

Schedule 5    PMK300 Insurance

See Attached

Schedule 6    Certain Patent Rights

See Attached

Schedule 7    Materials and Supplies

See Attached

Schedule 8    Related Parties

See Attached

Exhibit A    Form of Bill of Sale

See Attached

Exhibit B    Form of Equipment Lease

See Attached

Exhibit C    Form of Vyteris Security Agreement

See Attached

Exhibit D    Form of Parent Security Agreement

See Attached

Exhibit E    Form of Subordination and Agreement

See Attached

Exhibit F    Form of Legal Opinion

See Attached

Exhibit G    Draft German Security Transfer Agreement

See Attached (to be finalized post-Closing)